United States
Securities and Exchange Commission
Washington, D.C. 20549

Gentlemen:

We have read  Item 4.01 of Form 8-K filed by SkyLynx Communications, Inc. on November 3, 2005 and we agree with it.

Cordovano and Honeck LLP
Denver, Colorado
November 3, 2005